EX-99                                                  TEXT OF PRESS RELEASE

GameZnFlix, Inc. Welcomes New President

FRANKLIN, Ky., Sept. 30 /PRNewswire-FirstCall/ -- GameZnFlix, Inc. (OTC Bulletin Board: GZFX) announces that Gary Hohman has joined the company as President. Mr. Hohman comes to GameZnFlix from AdSouth Partners, Inc., where, since January 2001, he served as Chief Operations Officer. During his time at AdSouth, he was responsible for media production, project management and daily operations. Since January 2004, Mr. Hohman directly handled the GameZnFlix, Inc. account. He designed and brought to production the GameZnFlix television and online advertising campaign.

Prior to joining AdSouth, Mr. Hohman had been involved in the music and television production industry and has received awards such as Golden Quill Award, Golden Addy, Matrix Award, Good Housekeeping Award and the Parents' Choice Achievement Award (City of Pittsburgh). Mr. Hohman produced and directed for the Reliance Training Network the "Leadership Series," featuring former President George H. W. Bush, Norman Schwarzkopf, Colin Powell and Anthony Robbins.

John Fleming, CEO/Chairman of GameZnFlix, Inc. stated, "By expanding the management team at GameZnFlix to include Mr. Hohman, the company has reached another of its milestones. Mr. Hohman comes to us with the business background to help lead the company towards the future. He completes the management team that includes Arthur de Joya, Chief Financial Officer, Michael Reader, Vice President of Sales and Marketing, and Chip Gallent, Vice President of Web Operations."

GameZnFlix, Inc. (OTC Bulletin Board: GZFX), is a company that offers the rental or purchase of DVD movie/video game titles over the Internet with access to over 28,000 titles. Beginning at $16.50 (Military personnel/families) or $18.50 per a month subscribers can rent a combination of both DVD movies and/or games with no late fees or due dates or purchase titles at a member discount.

For more information, please contact: admin@gameznflix.com or 888-542-6817, ext. 5, Website: www.gameznflix.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

SOURCE GameZnFlix, Inc.